Filed pursuant to Rule 424(b)(3)
Registration No. 333-188121

PROSPECTUS SUPPLEMENT NO. 1

(To prospectus dated August 22, 2013)

GLOBAL EAGLE ENTERTAINMENT INC.

Common Stock

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This prospectus supplement supplements and amends the prospectus dated August 22, 2013 (the “Prospectus”). This prospectus supplement, together with the Prospectus, may be used by the selling securityholders we identify in this prospectus supplement, and their respective transferees, pledges, donees or successors-in-interest, to resell shares of our common stock held by such stockholders. We will not receive any proceeds from the sale of these shares by the selling securityholders.

This prospectus supplement should be read in conjunction with and accompanied by the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

The table below updates the information in the selling securityholder table in the Prospectus covering the resale of 11,443,243 shares of our common stock and 7,333,334 Sponsor Warrants beneficially owned by Global Eagle Acquisition LLC (the “Sponsor”), Harry E. Sloan and Jeff Sagansky as a result of the following transfers of such securities:

•	On April 3, 2013, the Sponsor distributed 5,280,001 Sponsor Warrants to Mr. Sloan and 1,760,000 Sponsor Warrants to Mr. Sagansky;

•	On January 3, 2014, the Sponsor distributed 2,962,735 shares of common stock to Mr. Sloan and 987,578 shares of common stock to Mr. Sagansky;

•	On September 12, 2014, pursuant to an exchange offer conducted by us pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, and the exemption from registration in Section 3(a)(9) of the Securities Act of 1933, as amended, Mr. Sloan exchanged 5,280,001 Sponsor Warrants for 1,759,824 shares of common stock, and Mr. Sagansky exchanged 1,760,000 Sponsor Warrants for 586,608 shares of common stock. As a result, after the exchange offer, there were no Sponsor Warrants outstanding;

•	On December 8, 2014, Mr. Sagansky transferred 29,370 shares of our common stock to a third party donee for no consideration; and

•	On December 9, 2014, Mr. Sloan transferred 4,422,560 shares of our common stock to Landmark South Dakota Trust for no consideration.

Because the selling securityholders may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered hereby, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling securityholders, or the amount or percentage of shares of our common stock that will be held by the selling securityholders upon termination of any particular offering. See “Plan of Distribution.” For the purposes of the table below, we assume that the selling securityholders will sell all their shares of common stock covered hereby.

Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to Offering	Sponsor Warrants Beneficially Owned Prior to Offering	Shares of Common Stock Offered	Sponsor Warrants Offered	Shares of Common Stock Beneficially Owned After the Offered Shares are Sold	%	Sponsor Warrants Beneficially Owned After the Offered Sponsor Warrants are Sold	%
Landmark South Dakota Trust(1)	4,422,560	—	4,422,530	—	—		—
Harry E. Sloan(2)	—	—	—	—	—		—
Jeff Sagansky (3)	1,544,816	—	1,544,816	—	—		—

(1) Represents shares held by a trust (the “Trust”) to which Harry E. Sloan transferred the shares on December 9, 2014. LLBH Private Wealth Management, LLC (“LLBH”) or one of its affiliates acts as investment advisor to the Trust (“Investment Advisor”) and has voting and investment power with respect to the shares held by the Trust. William Loftus, Kevin Burns and James Pratt-Heaney are managers of the Investment Advisor and therefore may be deemed to beneficially own the shares held by the Trust. The business address for Landmark South Dakota Trust is 330 South Poplar Avenue, Suite 103-1, Pierre, South Dakota 57501.

(2) Mr. Sloan has been a member of the Board of Directors since the Company’s inception (February 2, 2011). From February 2, 2011 until January 31, 2013, Mr. Sloan was Chairman and Chief Executive Officer of the Company. Mr. Sloan’s business address is 4553 Glencoe Avenue, Los Angeles, CA 90292.

(3) Mr. Sagansky has been a member of the Board of Directors of the Company since the Company’s inception (February 2, 2011). From February 2, 2011 until January 31, 2013, Mr. Sagansky was President of the Company. The business address for Mr. Sagansky is 4553 Glencoe Avenue, Los Angeles, CA 90292.

Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in additional prospectus supplements if and when necessary.

Investing in our securities involves risks. Please read carefully the section of the Prospectus entitled “Risk Factors” and the information incorporated by reference therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 9, 2015